UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2009

ST. JOSEPH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-49936	CH 47-0844532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4870 S. Lewis, Suite 250 Tulsa, OK	74105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 742-1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

St. Joseph, Inc. (“we”, “us” or the “Company”) files this report on Form 8-K to report the following:

Item 1.02  Entry into a Material Agreement.

We have entered into agreements settling two legal proceeding involving the Company.

Phyllis Bell and Paul Aelmore

We settled a lawsuit against us by two holders of our Series A Preferred Convertible Stock (the “Preferred A”), Phyllis Bell and Paul Aelmore, by entering into a settlement agreement dated effective May 9, 2009 and which was signed by the Company May 5, 2009.  The settlement agreement provides for us to pay the holders of the Preferred A an aggregate of $2,700 per month, retroactive to January 1, 2009, until the balance of Series A dividends owed to them of $117,312.00 is fully paid.  If we make all required payments, we will have paid down this balance in August 2012.  Of the monthly amount to be paid to the Preferred A holders, Ms. Bell is to receive $2,295.00 per month and Mr. Aelmore is to receive $176.50 per month.

Because the monthly payments are retroactive to January 1, 2009, we made a one-time payment of  $12,357 to Ms. Bell and Mr. Aelmore to cover the period of January through May, 2009. The monthly payments commenced on June 1, 2009.

In September 2008, Ms. Bell and Mr. Aelmore filed a lawsuit in United States District Court, Northern District of Oklahoma, Case No. 08-CF-00470-TCK-SAJ against the Company, and officers and directors of the Company.  Their complaint alleged, among other things, that the Company breached the Share Purchase Agreement by failing to pay dividends on the Series A Convertible Preferred Stock. The Company had been accruing the dividends following a determination by its management that the Company did not have funds legally available for distribution.

In consideration of the obligations undertaken by the Company in the settlement agreement, Ms. Bell and Mr. Aelmore released the Company and its officers and directors named as defendants from all claims made in the complaint and agreed to a dismissal of their legal action.  Further the settlement agreement provides that if the Company is barred by Colorado law from making the required dividend payments, the Company shall not be in default so long as it promptly remits payment at such time as it may legally do so.

A copy of the Mutual Settlement Agreement entered into by Ms. Bell, Mr. Aelmore and the Company is attached as Exhibit 10.1.

John H. Simmons

On June 8, 2009, we settled a lawsuit between us and a former President, CEO and director, John H. Simmons by executing a settlement agreement.

On October 11, 2007, the Company had filed a lawsuit against Mr. Simmons in the United States District Court, Northern District of Texas, Dallas Division, Civil Action No. 307CV1718-R alleging, among other things, that Mr. Simmons breached his fiduciary duties by diverting Company funds for personal and recreational use and acquiring shares of our common stock without adequate consideration. We sought damages against Mr. Simmons of not less than $75,000, attorneys’ fees, costs of litigation, interest and tremble damages

On October 3, 2007, Mr. Simmons filed a lawsuit in United States District Court, Dallas County, Civil Action No. DC-07-11801 against the Company, its officers, and other individuals.  The complaint alleged, among other things, that the Mr. Simmons 1,900,000 options were converted and that the Company failed to repay a $96,000 promissory note and breached a duty to indemnify Mr. Simmons in relation to previously filed litigation. The complaint also made a variety of accusations against Company’s officers and other individuals, including accusations that these individuals breached fiduciary duties with regard to Mr. Simmons, engaged in fraud and conspiracy to commit fraud, and converted shares and options owned by him. Mr. Simmons sought unspecified damages, both actual and exemplary, against the Company and the other defendants.  During the quarter ended March 31, 2008, Gerald McIlhargey, Maureen O’Brien, Donal Ford and Bruce Schreiner, and David Core were all released from the suit as defendants.

Pursuant to the settlement agreement, the Company and Mr. Simmons released all claims against each other. The settlement agreement required us to pay Mr. Simmons a sum of $50,000.  In addition, two shareholders of the Company agreed to effect the purchase of Mr. Simmon’s remaining 60,000 shares of Company common stock for an aggregate price of $30,000 ($0.50 per share).

In connection with the settlement, the Company will book a one- time credit in the amount of $48,120 in principal and $2,406 in accrued interest to its balance sheet for the cancellation of a note due to Mr. Simmons. The Company will also book an additional one-time credit in the amount of $25,000 to its balance sheet for the cancellation of a note which was due to Mr. Simmons for the cancellation of 250,000 options which had been previously exercised.

A copy of the settlement agreement entered into by Mr. Simmons, the Company and other parties is attached as Exhibit 10.2.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Our discussion under Item 1.02 of this Current Report is hereby incorporated by this reference.

Item 8.01 Other Events.

Our discussion under Item 1.02 of this Current Report is hereby incorporated by this reference.

On June 9, 2009, the Company made the press release attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Mutual Settlement Agreement dated effective May 9, 2009, by and between Phyllis Bell, Paul Aelmore and St. Joseph, Inc.

10.2	Mutual Settlement Agreement dated June 3, 2009, by and between Mr. Simmons and St. Joseph, Inc., Otis Johnson and Mark Johnson

99.1	Press Release

SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2009

St. Joseph, Inc.

By:	/S/ GERALD MCILHARGEY
Gerald McIlhargey, Chief Executive Officer